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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Corporate Express, Inc. on Form S-4 (the "Registration Statement") of our report dated April 6, 1998, except for Note 18, for which the date is April 22, 1998 and Note 19 for which the date is July 17, 1998 on our audits of the consolidated financial statements of Corporate Express, Inc. as of January 31, 1998, March 1, 1997 and March 2, 1996, and for the eleven month period ended January 31, 1998 and the years ended March 1, 1997, March 2, 1996 and February 25, 1995.

PricewaterhouseCoopers LLP

Denver, Colorado

September 17, 1998